UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 25, 2007

SAKS INCORPORATED

(Exact name of registrant as specified in its charter)

TENNESSEE	1-13113	62-0331040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 East 49th Street New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 940-5305

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2007 Saks Incorporated (the “Company”) entered into a new employment agreement with Stephen I. Sadove, the Company’s Chairman and Chief Executive Officer. The employment agreement continues until terminated in accordance with its terms and provides for a salary of not less than $1,060,000 per year, an annual bonus having a target value of not less than 150% of salary, an annual long-term equity incentive award having a target value of not less than $3,375,000 and other benefits, including transportation services, reimbursement for financial and tax planning services and annual physical examinations and five weeks of paid vacation per calendar year.

On July 31, 2007 the Company also entered into a new employment agreement with Ronald L. Frasch, the Company’s President and Chief Merchandising Officer. The employment agreement continues until terminated in accordance with its terms and provides for a salary of not less than $1,050,000 per year, an annual bonus having a target value of not less than 75% of salary, an annual long-term equity incentive award having a target value of not less than $1,000,000, other benefits similar to those of Mr. Sadove and two special equity awards (the “Equity Awards”), with one award being for 75,000 shares of restricted stock vesting in three equal annual installments commencing on the third anniversary of the date of grant and the other award being for 75,000 performance shares vesting in three installments commencing on the third anniversary of the date of grant based on the average annual compound growth rate of the price of the Company’s common stock.

Each of the employment agreements provides that if the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” (as defined in each of the employment agreements), the executive would be entitled to receive:

•	two times his salary and one times his target bonus, payable in 24 equal monthly installments;

•	the bonus he earned for the prior fiscal year if not yet paid;

•	a prorated bonus for the fiscal year in which the termination occurs if such termination occurs in the second six months of such fiscal year;

•	prorata vesting of equity awards, except for earned performance shares, which vest in full;

•	reimbursement for the cost of medical coverage for the executive and his dependents for 18 months; and

•	the Company’s normal associate discount for the executive’s lifetime.

Each of the agreements also provide that if the executive’s employment is terminated without cause or for good reason in anticipation of, upon or following a “change in control” (as defined in each of the agreements), the executive would be entitled to receive the payments and benefits described above, except:

•

the severance payment would be paid in a lump sum and, in the case of Mr. Sadove, would be equal to two times salary and two times target bonus if the termination occurs in the calendar year in which the change in control occurs or in either of the next two calendar years, and two times salary and one times target bonus if the termination occurs thereafter, and, in the case of Mr. Frasch, two times salary and one times target bonus;

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•	the prorated bonus for the fiscal year in which the termination occurs would be paid, irrespective of whether the termination occurs in the first or second six months of such fiscal year; and

•

unless equity awards vested in full upon a change in control in which the shareholders of the Company received consideration other than publicly-traded common stock, equity awards would vest in full upon such termination of employment, except for the Equity Awards which would vest prorata plus one year of additional vesting. Equity awards also would vest in full in the event of termination due to retirement on or after age 65, death or disability, except for the Equity Awards which would vest prorata.

Each of the employment agreements also provides for gross-up payments for excise taxes incurred under Section 4999 of the Internal Revenue Code, a confidentiality obligation, nondisparagement, nonsolicitation and noncompetition obligations for 12 months following termination of employment, the advancement of attorneys’ fees in the event of a dispute under the employment agreement and an obligation to cooperate with the Company following termination of employment in consideration for the payment of $4,000 per day.

The existing employment agreements of Mr. Sadove and Mr. Frasch were terminated upon the effectiveness of their new employment agreements.

On July 25, 2007, the Board of Directors of the Company approved an amendment to the Saks Incorporated 2004 Long-Term Incentive Plan (the “Plan”) that provides the Human Resources and Compensation Committee (the “Committee”) with flexibility to determine the extent to which stock awards vest or are forfeited upon a termination of employment or service and requires the Board of Directors or the Committee to make adjustments in the number and class of securities available under the Plan, the number and class of securities subject to outstanding awards under the Plan, any amounts payable pursuant to such awards, the other terms of such awards and the other limitations contained in the Plan in the event of specified transactions, changes in capitalization or distributions. Prior to such amendment, the making of these adjustments was in the discretion of the Board of Directors or the Committee.

The foregoing summaries are qualified in their entirety by reference to the full text of the employment agreements of Mr. Sadove and Mr. Frasch included as Exhibits 10.1 and 10.2, respectively, and the amendment to the Saks Incorporated 2004 Long-Term Incentive Plan included as Exhibit 10.3 to this Current Report on Form 8-K, each of which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment Agreement dated as of July 31, 2007 between Saks Incorporated and Stephen I. Sadove

10.2	Employment Agreement dated as of July 31, 2007 between Saks Incorporated and Ronald L. Frasch

10.3	Amendment No. 1 to the Saks Incorporated 2004 Long-Term Incentive Plan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAKS INCORPORATED

Date: July 31, 2007	/s/ Michael Brizel
Executive Vice President and General Counsel

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